Exhibit 4.1

CERTIFICATE ELIMINATING

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

HALLIBURTON COMPANY

The undersigned, Margaret E. Carriere, does hereby certify that:

1. The undersigned is the duly elected and acting Senior Vice President and Secretary of Halliburton Company, a Delaware corporation (the “Company”).

2. Pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, on September 8, 2005 the Board of Directors of the Company adopted the following resolutions by a unanimous vote, which resolutions relate to the previously-issued dividend of one right (each, a “Right” and collectively, the “Rights”) in respect of each share of Common Stock, par value $2.50 per share, of the Company to purchase shares of Series A Junior Participating Preferred Stock, without par value, of the Company (“Series A Preferred Stock”) pursuant to a Rights Agreement, dated as of December 1, 1996 (the “Rights Agreement”), between the Company and ChaseMellon Shareholder Services L.L.C., each such Right representing the right to purchase one two-hundredth of a share of Series A Preferred Stock upon the terms and subject to the conditions set forth in the Rights Agreement:

“WHEREAS, the Board has determined that it would be desirable and in the best interests of the Company and its stockholders to eliminate the Series A Preferred Stock issuable upon the exercise of the Rights

NOW, THEREFORE, BE IT:

“RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Certificate of Incorporation of this Company all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock; and be it further

“RESOLVED, that the Authorized Officers of the Corporation be, and each of them hereby is, authorized and directed for and on behalf of the Company, to execute and deliver any and all certificates, agreements, instruments and other documents, and to take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the purposes of each and all of the foregoing resolutions; and be it further

“RESOLVED, that the Authorized Officers for purposes of these resolutions shall be the Executive Vice President and General Counsel, the Senior Vice President and Secretary and the Assistant Secretary and Assistant General Counsel of the Company.”

3.  I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my own knowledge.

This Certificate was executed in Houston, Texas on December 16, 2005.

HALLIBURTON COMPANY

By:  /s/ Margaret E. Carriere
Name: Margaret E. Carriere
Title: Senior Vice President and Secretary